Filed Pursuant to Rule 433

Registration No. 333-188502

August 13, 2013

Burlington Northern Santa Fe, LLC

$800,000,000 3.850% Debentures due 2023

$700,000,000 5.150% Debentures due 2043

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	August 13, 2013

Settlement Date:*	August 22, 2013 (T+7)

Maturity Date:	2023 Debentures – September 1, 2023
2043 Debentures – September 1, 2043

Final Terms
Principal Amount:	$800,000,000 aggregate principal amount of the 3.850% Debentures due 2023 (“2023 Debentures”) and $700,000,000 aggregate principal amount of the 5.150% Debentures due 2043 (“2043 Debentures”)

Benchmark Treasury:	2023 Debentures – UST 2.500% due August 15, 2023
2043 Debentures – UST 2.875% due May 15, 2043

Benchmark Treasury Yield:	2023 Debentures – 2.721% 2043 Debentures – 3.789%

Re-offer Spread:	2023 Debentures – T + 117 bps
2043 Debentures – T + 140 bps

Re-offer Yield:	2023 Debentures – 3.891%
2043 Debentures – 5.189%

Coupon:	2023 Debentures – 3.850%
2043 Debentures – 5.150%

Price to Public:	2023 Debentures – 99.661%
2043 Debentures – 99.408%

Coupon Dates:	2023 Debentures – March 1 and September 1
2043 Debentures – March 1 and September 1

First Coupon Date:	2023 Debentures – March 1, 2014
2043 Debentures – March 1, 2014

Make Whole Call:	2023 Debentures – T + 20 bps (at any time before June 1, 2023)
2043 Debentures – T + 25 bps (at any time before March 1, 2043)

Par Call:	2023 Debentures – At any time on or after June 1, 2023
2043 Debentures – At any time on or after March 1, 2043

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2023 Debentures – 12189L AQ4 / US12189LAQ41
2043 Debentures – 12189L AP6 / US12189LAP67

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNY Mellon Capital Markets, LLC
U.S. Bancorp Investments, Inc.

* We expect to deliver the Debentures against payment therefor in New York City on or about August 22, 2013, which will be the seventh business day following the date of the prospectus supplement and of the pricing of the Debentures. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the pricing date or the next three succeeding business days will be required by virtue of the fact that the Debentures initially will settle in seven business days (T+7) to specify alternative settlement arrangements to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (800) 831-9146 or calling Goldman, Sachs & Co. at 1 (866) 471-2526 or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1 (800) 294-1322.